Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ZeroFox Holdings, Inc. of our report dated March 29, 2023, relating to the financial statements of ID Experts Holdings, Inc. appearing in the Annual Report on Form 10-K of ZeroFox Holdings, Inc. for the year ended January 31, 2023.

/s/ DELOITTE & TOUCHE LLP

McLean, VA

September 12, 2023